Net investment income distributions and capital gains distributions are determined in accordance with income tax regulations that may differ from accounting principles generally accepted in the United States of America. A fund is required to make distributions of any income and gains realized in the prior fiscal year. If a fund has a net investment loss or realized losses in the current year, such distributions may be in excess of the Fund's cumulative income and/or gains. However, a distribution in excess of net investment income or a distribution in excess of net realized gain is not a return of capital for tax purposes. These differences are due to differing treatments for items such as deferral of wash sales, foreign currency transactions, net operating losses and capital loss carryovers. Permanent items identified in the period ended June 30, 2016, have been reclassified among the components of net assets as follows:

	Undistributed Net Investment Income	Undistributed Net Realized Gain/(Loss)	Paid-In Capital
INTECH Emerging Markets Managed Volatility Fund	($6,583)	$6,583	$0
INTECH Global Income Managed Volatility Fund	($7,746)	$7,746	$0
INTECH International Managed Volatility Fund	$38,303	($38,303)	$0
INTECH U.S. Core Fund	($48,048)	$48,048	$0
INTECH U.S. Managed Volatility Fund	($44,859)	$44,859	$0
Janus Adaptive Global Allocation Fund	($65,366)	$65,604	($238)
Janus Diversified Alternatives Fund	$1,833,148	($1,831,240)	($1,908)
Janus Flexible Bond Fund	$26,746,635	($26,927,171)	$180,536
Janus Global Allocation Fund - Conservative	($124,274)	($28,538)	$152,812
Janus Global Allocation Fund - Growth	($43,161)	($158,949)	$202,110
Janus Global Allocation Fund - Moderate	($123,898)	($62,804)	$186,702
Janus Global Bond Fund	($4,673,308)	$10,207,783	($5,534,475)
Janus Global Unconstrained Bond Fund	$8,312,123	$9,897,245	($18,209,368)
Janus Government Money Market Fund	$80	$0	($80)
Janus High-Yield Fund	$85,050	($85,050)	$0
Janus Money Market Fund	$2,890	$0	($2,890)
Janus Multi-Sector Income Fund	$44,960	($19,984)	($24,976)
Janus Real Return Fund	($2,277)	$3,944	($1,667)
Janus Short-Term Bond Fund	$7,977	($7,977)	$0
Perkins Large Cap Value Fund	($49,588)	($404,192)	$453,780
Perkins Mid Cap Value Fund	($16,749,737)	($20,382,092)	$37,131,829
Perkins Select Value Fund	($287,521)	$287,521	$0
Perkins Small Cap Value Fund	($675,230)	($4,331,382)	$5,006,612
Perkins Value Plus Income Fund	$48,657	($68,543)	$19,886